Exhibit 12.1

Computation of Ratio of Earnings to Combined Fixed Charges

	Six Months Ended June 30,						Year Ended December 31,
	2009		2008		2008		2007		2006		2005		2004
Earnings
Income (loss) from continuing operations
before income taxes	6,932		(293,934)		(290,690)		36,214		49,983		67,888		57,071
Fixed charges	14,860		21,232		42,280		45,191		40,378		23,808		20,412
Amortization of capitalized interest	253		212		224		164		106		76		58
Capitalized interest	(665)		(703)		(1,661)		(3,153)		(1,473)		(946)		(480)
	21,380		(273,192)		(249,847)		78,416		88,995		90,826		77,061

Fixed Charges
Floorplan interest expense	5,122		9,458		18,911		21,917		22,921		9,674		8,680
Other interest expense (a)	6,602		8,420		16,319		14,788		11,331		8,893		6,792
Capitalized interest costs	665		703		1,661		3,153		1,473		946		480
Interest component of rent expense	2,471		2,651		5,389		5,333		4,653		4,295		4,460
	14,860		21,232		42,280		45,191		40,378		23,808		20,412

Ratio of Earnings to Fixed Charges	1.4	x	(294,424	)(b)	(292,127	)(b)	1.7	x	2.2	x	3.8	x	3.8	x

(a) Other interest expense includes amortization of debt issuance costs
(b) Reflects deficiency of earnings available to cover fixed charges. Because of the deficiency, ratio information is not provided.

II-7